Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Announces Redemption of Remaining
3.625% Puttable Equity-Linked Notes due 2014

CLEVELAND, Ohio - October 21, 2013 -- Forest City Enterprises, Inc., (NYSE: FCEA and FCEB) today announced that it has provided notice of its intention to redeem all of its outstanding 3.625% Puttable Equity-Linked Senior Notes due 2014 (the “Notes”).

Approximately $1.1 million aggregate principal amount of the Notes is currently outstanding. As previously announced, on May 31, 2013, the company issued a put rights termination notice to the holders of the Notes. At that time, approximately $61.1 million aggregate principal amount of the Notes was outstanding. Following the termination notice, holders were able to put their Notes to the company through June 20, 2013. On or before that date, holders accounting for approximately $60.0 million of the outstanding aggregate principal amount put their Notes to the company for Class A common stock, plus cash for interest payable and in lieu of fractional shares.

The Company has provided notice to the indenture trustee, The Bank of New York Mellon Trust Company, N.A., of its intention to redeem, on November 21, 2013, all of the outstanding Notes, pursuant to the terms of the Notes. The redemption price will be 100 percent of the principal amount of the Notes redeemed, plus any accrued and unpaid interest up to, but not including, the redemption Date.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.7 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using and investing in modular construction as a new construction methodology, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.